EXHIBIT 99.1

News Release

Tom Lindquist
Corporate Communications
952/853-6287

Craig Manson
Investor Relations
952/853-6022

Ceridian Meets Fourth Quarter Expectations

Results in line with guidance despite continuing economic contraction

Company issues guidance for 2002

Fourth Quarter 2001 Highlights:

•	EPS was $.15

•	Revenue totaled $301.7 million

Human Resource Services revenue totaled $217.9

Comdata revenue totaled $83.8

•	Human Resource Services orders remain strong

Guidance:

•	2002 EPS expectation is between $.80 and $.85, excluding non-operating items and reflecting the elimination of goodwill amortization

•	2002 revenue expectation is between $1,215 million to $1,240 million

MINNEAPOLIS, January 23, 2002 — Ceridian Corporation (NYSE: CEN) today reported fourth quarter and full year 2001 earnings.

“The fourth quarter 2001 results were in line with expectations announced in our third quarter financial press release,” said Ronald L. Turner, chairman, president and chief executive officer of Ceridian. “We are pleased that the Human Resource Services (HRS) business posted higher than expected revenue during the quarter. Orders growth in HRS also remained strong, up 40 percent in the fourth quarter 2001 over the similar period of 2000. Total HRS orders were up 30 percent in 2001 over 2000. The growth in orders along with continuing improvements in customer retention and satisfaction indicate that our HRS business is progressing on its turnaround path.

“The recession continued to have a negative impact on our results. Lower employment levels, interest rates, and float balances adversely affected our revenue and profit. These ongoing economic factors will continue to negatively affect our results, especially for comparative purposes during the first two quarters of 2002.

“Comdata business performance was positively influenced by increasing revenues from our Stored Value Systems unit and ongoing productivity improvements. However, Comdata continues to experience revenue and earning pressures from flat fueling transactions and lower diesel fuel prices.

“Company-wide we have implemented aggressive steps to reduce and control expenses where appropriate, yet continue to invest in our business to increase our competitiveness.”

Fourth quarter 2001 net earnings were $22.8 million, or $.15 per diluted share of common stock, on revenue of $301.7 million. Comparable results for the fourth quarter 2000 were earnings from continuing operations of $34.3 million, or $.23 per diluted share, on revenue of $303.7 million. Net earnings for the fourth quarter of 2000 of $16.6 million, or $.11 per diluted share, included a loss of $17.7 million, or $.12 per diluted share, from the discontinued operations of Arbitron.

For the full year 2001, net earnings were $54.7 million, or $.37 per diluted share of common stock, compared to net earnings of $100.2 million, or $.68 per diluted share of common stock for 2000. Net earnings for both periods include the results of Arbitron as a discontinued operation. Earnings from continuing operations for 2001 were $49.5 million, or $.33 per diluted share, on revenue of $1,182.3 million, compared to $79.5 million, or $.54 per diluted share, on revenue of $1,175.7 million for 2000.

Guidance for 2002

During 2002, operating earnings per share from continuing operations are expected to be between $.80 and $.85 per share, including a positive impact of $.20 per share from the mandatory adoption of a new accounting standard that eliminates goodwill amortization.

First quarter EPS is expected to be between $.14 and $.16 per share. EPS is expected to be affected by the continuing influence of low interest rates, low employment rates, and low fuel prices compared to prior year quarterly comparisons.

Total 2002 revenue is expected to be between $1,215 million and $1,240 million. HRS revenue for 2002 is expected to be between $885 million and $900 million. Comdata revenue for 2002 is expected to be between $330 million and $340 million.

First quarter revenue is expected to be between $293 million and $301 million. HRS revenue in the first quarter is expected to be between $218 million and $225 million. Comdata revenue in the first quarter is expected to be between $75 million and $76 million.

Beginning in the first quarter of 2002 with completion expected by year-end, computer data processing activities at 25 HRS district offices will be consolidated into four regional computer data centers. This is expected to result in annualized savings of approximately $12 million. During the first quarter of 2002, the company expects to record a special charge of $8 million to $10 million for consolidation-related expenses.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including those factors which are discussed in or incorporated by reference into Ceridian’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2000, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

Schedule A

CONSOLIDATED STATEMENTS OF OPERATIONS	Ceridian Corporation
(Dollars in millions, except per share data)	and Subsidiaries
(Unaudited)

	For Periods Ended December 31,

	Current Quarter		Year to Date

	2001	2000	2001	2000

Revenue	$301.7	$303.7	$1,182.3	$1,175.7
Costs and Expenses
Cost of revenue	144.7	134.2	573.6	559.0
Selling, general and administrative	102.3	91.4	404.6	359.3
Research and development	13.9	16.7	59.0	62.8
Other expense (income)	—	(0.5)	48.2	31.7
Total costs and expenses	260.9	241.8	1,085.4	1,012.8

Earnings before interest
and taxes	40.8	61.9	96.9	162.9

Interest income	0.5	1.9	6.5	4.7
Interest expense	(2.5)	(9.9)	(19.0)	(39.8)

Earnings before
income taxes	38.8	53.9	84.4	127.8

Income tax provision	16.0	19.6	34.9	48.3

Earnings from continuing
operations	22.8	34.3	49.5	79.5

Discontinued operations	—	(17.7)	5.2	20.7

Net earnings	$22.8	$16.6	$54.7	$100.2

Basic earnings per share
Continuing operations	$0.16	$0.24	$0.34	$0.55
Net earnings	$0.16	$0.11	$0.37	$0.69

Diluted earnings per share
Continuing operations	$0.15	$0.23	$0.33	$0.54
Net earnings	$0.15	$0.11	$0.37	$0.68

Shares used in calculations
(in thousands)
Weighted average shares (basic)	146,376	145,699	146,069	145,229
Dilutive securities	2,903	1,763	2,527	1,505
Weighted average shares (diluted)	149,279	147,462	148,596	146,734

Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS	Ceridian Corporation
(Unaudited)	and Subsidiaries
(Dollars in millions)

	December 31,	December 31,
	2001	2000

Cash and equivalents	$138.7	$118.5
Trade receivables	376.4	438.3
Other receivables	21.8	22.6
Net assets of discontinued operations	—	28.2
Other assets	1,373.7	1,480.4

Total assets before client funds	1,910.6	2,088.0
Payroll and tax filing client funds	2,126.4	2,945.0
Total assets	$4,037.0	$5,033.0

Debt	$237.9	$500.6
Drafts and customer funds payable	160.1	172.1
Other liabilities	451.5	479.1
Total liabilities before client obligations	849.5	1,151.8
Payroll and tax filing client obligations	2,126.4	2,945.0
Total liabilities	2,975.9	4,096.8
Stockholders’ equity	1,061.1	936.2
Total liabilities and stockholders’ equity	$4,037.0	$5,033.0

Schedule C

Ceridian Corporation and Subsidiaries
Revenue Comparisons
(Dollars in millions)

	Fourth Quarter		Twelve Months YTD

	2001	2000	2001	2000

Human Resource Services	$217.9	$220.6	$866.3	$866.9
Comdata	83.8	83.1	316.0	308.8

Total	$301.7	$303.7	$1,182.3	$1,175.7

Ceridian Corporation and Subsidiaries
Earnings Before Interest and Tax Comparisons
(Dollars in millions)

	Fourth Quarter		Twelve Months YTD

	2001	2000	2001	2000
Human Resource Services	$12.4	$34.7	$48.7	$72.5
Comdata	28.4	27.2	33.9	81.3
Other	—	—	14.3	9.1

Total	$40.8	$61.9	$96.9	$162.9